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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of the 30th day of September, 2003 by and between SIONIX CORPORATION ("Employer"), and JOAN C. HOROWITZ ("Employee").

            A. Employee has been employed by Employer since 1998;

            B. Employer desires to be assured of the continued association and services of Employee in order to take advantage of her experience, knowledge and abilities in Employer's business and is willing to continue to employ Employee, and Employee desires to continue to be so employed, on the terms and conditions set forth in this Agreement;

        ACCORDINGLY, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

1. TERM

        1.1 The term of this Agreement shall commence on October 1, 2003 and continue until September 30, 2005, and monthly thereafter, unless sooner terminated as hereinafter provided.

        1.2 This employment may be terminated immediately, without advance notice, if, during the term of employment (a) Employee shall be convicted of a crime involving dishonesty in connection with Employer's business; (b) an uncured material breach of any term of this Agreement, provided that any breach which can be cured is not promptly corrected after reasonable notice thereof; or
(c) Employee is convicted of any felony involving moral turpitude.

2. SERVICES TO BE PERFORMED BY EMPLOYEE

        2.1 Employee shall serve as Secretary of Employer and shall perform the duties and responsibilities specified for said position in the By-Laws of the Employer, and such other duties and responsibilities as are usually and customarily performed by the Secretary of a corporation. Employee shall work at the direction of and under the supervision of Employer's President and Chief Executive Officer. Employee shall perform such duties and acts commensurate with her position, skills and experience as may be reasonably required by Employer's Board of Directors in connection with any aspect of Employer's business.

3.COMPENSATION

        3.1 Employee, during the term of employment pursuant to this Agreement, shall be compensated pursuant to the Schedule attached hereto as Exhibit "A" and by reference made a part hereof.

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        3.2 Employee shall be entitled to all fringe benefits offered generally to employees of Employer, including without limitation, participation in any qualified pension, profit-sharing, salary continuation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement or life insurance plan or any other benefit plan established by Employee subject to the rules and regulations in effect regarding participation in such benefit plans.

        3.3 Employee shall be entitled to such business days of vacation and such business days of sick leave each year without, reduction in compensation, as shall be reasonably determined from time to time by the Employer's Board of Directors; provided, however, that Employee shall be entitled to at least 25 business days of vacation and up to ten business days of sick leave each year.

        3.4 Employee shall be entitled to the following holidays and any additional days as determined by the Board of Directors:

            i. New Years Eve and New Years Day.

            ii. Memorial Day.

            iii. Fourth of July.

            iv. Labor Day.

            v. Thanksgiving Day and Friday after.

            vi. Christmas Eve and Christmas Day.

            vii. One Floating Holiday

4. OBLIGATIONS OF EMPLOYEE

        4.1 Employee agrees to devote so much of her business time, attention, knowledge and skill as necessary to carry out the purposes and intent of this Employment Agreement, it being contemplated that Employee shall work three days per week. Notwithstanding the foregoing, Employee shall not be deemed to be in violation of this Section 4.1 if she engages in passive investment in any corporation, sole proprietorship, partnership or other entity not involved in a competing business with Employer.

        4.2 Employee agrees to perform the above described services at Employer's place of business and at such other job locations as may be necessary to satisfactorily perform Employee's duties and obligations hereunder.

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        4.3 Employee shall not assign this Agreement nor any duties or obligations under this Agreement to any other person or entity.

        4.4 Employee shall maintain, in good and legible condition, all materials, supplies and other property provided to Employee by Employer. These materials shall, however, remain the property of Employer.

5. OBLIGATIONS OF EMPLOYER

        5.1 Employer agrees to make the payments due Employee as specified in this Agreement, in a timely fashion, and without offset or deduction (or other than employee withholding).

        5.2 Employer agrees to provide Employee with adequate space, administrative support, personnel, and equipment to perform Employee's duties.

        5.3 With the exception of injuries, losses, and damages attributed solely to the gross negligence or willful misconduct of Employee, Employer shall fully indemnify, defend (with counsel reasonably acceptable to Employee) and hold harmless Employee, her heirs, successors and assigns from and against all claims, loss, liability, damage or expense (including, without limitation, attorneys fees, court costs, investigative fees and expert witness fees) arising from or relating, either directly or indirectly, to the Employer and/or its business, whether occurring or accruing prior to or after the effective date hereof. Employer's obligation to indemnify, defend and hold Employee harmless shall survive the termination of this Agreement.

6. TERMINATION OF AGREEMENT

        6.1 After the initial term of this Agreement, the employment provided in this Agreement shall terminate at the will of Employer or Employee, without cause, upon thirty (30) days written notice by the terminating party to the other party. This Agreement may be terminated immediately, upon written or oral notice by the terminating party, for cause, as provided in this Agreement.

        6.2 This Agreement shall terminate automatically on the occurrence of any of the following events:

               A. Mutual agreement of both parties.

               B. At the election of either party, upon the bankruptcy or insolvency of either party.

               C. Death of Employee.

               D. At the election of either party, upon the disability of Employee, which renders Employee, in the opinion of Employee's treating medical practitioner, unable to substantially perform Employee's duties under this Agreement, for a period of six consecutive months. The right to terminate the employment pursuant to this Paragraph 6.2 shall accrue only after Employee has been disabled for such six consecutive months.

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7. TRADE SECRETS, CONFIDENTIAL INFORMATION AND NONSOLICITATION

        7.1 During the term of her employment, Employee will have access to, and become familiar with, various trade secrets and proprietary and confidential information of the Employer ("Confidential Information"), including customer names or lists, pricing structures, customer order or preference information, marketing and strategic plans, financial information, training manuals, operating manuals and sales techniques. Employee acknowledges that the Employer's business requires strict confidentiality and secrecy in connection with its practices, procedures, and methods of operation. Employee further acknowledges that information of this nature is confidential and is owned, and shall continue to be owned, exclusively by the Employer. During the Employment Period and for three years after employment terminates, except as reasonably necessary to perform her duties and responsibilities as an employee of the Employer, Employee shall not use the Confidential Information for any purpose or divulge the Confidential Information to any person or entity other than the Employer, unless the Confidential Information already has become generally known to the public (except to the extent that such information has become generally known to the public by means of Employee's breach of this Agreement).

        7.2 Except as reasonably necessary to perform her duties and responsibilities as an employee of the Employer, Employee shall not remove from the Employer's office any of the Employer's books, records, documents, customer lists, or any copies (in any form) of documents without the Employer's written permission. Employee shall not make any copies of these books, records, documents, or customer lists for use outside of the Employer's office, except as specifically authorized in writing by the Employer. All such documents and copies in the possession or control of Employee must be returned to the Employer by Employee immediately upon the termination of her employment.

        7.3 Employee agrees that, during her employment and for a period of one year immediately following the termination of employment, except to the extent necessary to carry out her duties and responsibilities as an employee, she will not, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit, divert or take away, any Customer of the Employer for the purpose of selling or providing to such Customer, provided the Employer is then still engaged in the sale or provision of that type of good or service. For purposes of this Agreement, the term "Customer" means any individual or entity to whom the Employer provided goods or services and with whom Employee had material contact during the twelve months prior to the termination of her employment.

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        7.4 Employee agrees that she will not, during her employment and for a period of one year immediately thereafter, solicit or induce, or attempt to solicit or induce, any employee or contractor of the Employer to terminate his relationship with the Employer and/or to enter into an employment or agency relationship with Employee or with any other person or entity with whom Employee is affiliated in any way.

        7.5 Employee acknowledges and agrees that the covenants and promises contained in this Section 7 are a reasonable and necessary means of protecting and preserving the Employer's goodwill and its interest in the confidentiality and/or proprietary value of its trade secrets and confidential information. Employee further acknowledges that said covenants and promises are a reasonable and necessary means of protecting the Employer from unfair competition by Employee. Employee agrees that any breach of these covenants or promises will leave the Employer with no adequate remedy at law and will cause the Employer to suffer irreparable damage and injury. Employee further agrees that any breach of these covenants and promises will entitle the Employer to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by the Employer as a result of such breach.

8. GENERAL CONDITIONS

        8.1 Cooperation. Each of the parties hereto agree to execute any and all additional documents, and take all additional actions, deemed reasonably necessary to give full force and effect to the intent of this Agreement.

        8.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators.

        8.3 Interpretation. This Agreement shall be interpreted under and pursuant to the laws of the State of California.

        8.4 Entire Agreement. This Agreement, and any other documents executed pursuant hereto, contains the entire agreement of the parties hereto, and supersedes all prior agreements, whether written or oral, with respect to the subject matters covered hereby, including the Employment Agreement. No oral representation, agreement, statement or promise made by any party hereto or by any employee or agent of any party hereto, which is not contained herein, shall be binding or valid.

        8.5 No Continuing Waiver. No waiver of any breach of any of the terms, conditions and covenants of this Agreement shall be construed as a waiver of any succeeding breach of the same or other terms, covenants and conditions hereof.

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        8.6 Notices. Any notices required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, return receipt requested, addressed to each party at the address appearing on the Company's books and records. Any party may, by written notice to another party, specify a different address for notice purposes.

        8.7 Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies provided by agreement, at law, or in equity.

        8.8 Invalidity in Part. In the event any provision of this Agreement shall be held to be illegal, unenforceable or inoperative as a matter of law, the remaining provisions shall remain in full force and effect unless such construction shall substantially frustrate the purpose and intent of this Agreement.

       8.9 Assignment. This Agreement shall not be assigned, either directly or indirectly, by any of the parties without the prior written consent of the other party. Each party agrees to reasonably consent to any request for transfer or assignment by another party to a revocable "estate planning" type trust in which the transferring party is a trustor and a principal beneficiary.

        8.10 Attorneys Fees. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees from the other party.

        Executed at Irvine, California, effective on the date and year first above written.

EMPLOYER:

SIONIX CORPORATION

BY: /S/ JAMES J. HOUTZ
    -----------------------------
    James J. Houtz, President


BY: /S/ ROBERT E. MCCRAY
    -----------------------------
    Robert E. McCray, Chief Financial Officer

EMPLOYEE:


/S/ JOAN C. HOROWITZ
-----------------------------
Joan C. Horowitz

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                                   EXHIBIT "A"



                            SCHEDULE OF COMPENSATION


        Employee shall receive compensation, during the term of this Agreement, and during any extensions or renewals of this Agreement, as follows, or as hereafter mutually agreed between the parties, in writing:

1. BASE COMPENSATION. $2,438.82 per month, payable one-half on the 15th and one-half on the last day of each month during the term of employment, to be increased by 8% on October 1, 2004, and annually thereafter.

2. Disability insurance providing disability benefits to Employee in an amount equal to 50% of Employee's base salary for a period until Employee reaches age 65 years.



EMPLOYER: JH
          ---


EMPLOYEE: JH
          --



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